Exhibit 99.2



COMMUNITY CAPITAL BANCSHARES INC. ANNOUNCES FIRST QUARTER 2006 EARNINGS



ALBANY, Ga., May 12 /PRNewswire-FirstCall/ -- Community Capital Bancshares Inc. (Nasdaq: ALBY) today reported $158,850 in net income for the three months ended March 31, 2006, or $0.05 per fully diluted share. This compares to net income of $213,527 and $0.07 in diluted earnings per share for the comparable period in 2005, and a loss of $172,000 or $(0.06) per fully diluted share for the previous quarter.

Net interest income was $2.8 million in the first quarter of 2006, a 46.8% increase compared to the same quarter in the prior year. This increase is the result of the growth in earning assets from the previous year, combined with the overall higher rate environment.

Non-interest income totaled $652,312 in the first quarter of 2006, a 72.0% increase from the previous year. Non-interest expense in first quarter 2006 totaled $2.8 million, which compares to $1.7 million for the prior-year period. The increase reflects expenses associated with the Company's loan production office in South Carolina, its efforts to streamline operational processes to enhance future profitability and the severance payment to the company's former president, who resigned during the first quarter.

"Community Capital Bancshares performed solidly in the first quarter of 2006," said Charles M. Jones III, chairman and chief executive officer. "The Company rebounded nicely after a difficult end to 2005. We were able to focus on our core banking operations during the first quarter, which is reflected in our continued increases in deposits and loans. Moving forward, we plan to continue to concentrate on core deposit generation and loan production."

Total assets at March 31, 2006, were $330.0 million, compared to $215.6 million at March 31, 2005, an increase of 53.0%. Net loans at the end of the first quarter were $250.0 million, an increase of 69.0% from March 31, 2005. Total deposits were $273.6 million, an increase of 81.2% from March 31, 2005. Total average assets at the end of the first quarter were $321.5 million and average earning assets were $298.1 million. For the three months ended March 31, 2006, total loans increased $22.4 million and deposits increased $28.1 million.

The Company's loan growth year over year was spread across its banking franchise. Its AB&T National Bank branches in Alabama posted solid growth, with Dothan contributing $23.8 million in loans and Auburn adding $17.4 million in loans. Albany Bank & Trust generated $62.4 million during the past year, including $48.2 million from its loan production office in Charleston, S.C.


About Community Capital Bancshares

Headquartered in Albany, Ga., Community Capital Bancshares is the $330 million-asset holding company for Albany Bank & Trust and AB&T National Bank. Albany Bank & Trust has three banking locations in Albany and a loan production office in Charleston, S.C. AB&T National Bank has offices in Dothan, Ala., and Auburn, Ala. The holding Company's common stock is traded on the Nasdaq Capital Market under the symbol "ALBY". For more information, please visit the Company's website at www.comcapbancshares.com.

The preceding release contains statements that constitute "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. The words "believe," "estimate," "expect,"

"intend," "anticipate" and similar expressions and variations thereof identify certain of such forward- looking statements, which speak only as of the dates which they were made. The Company undertakes no obligation to publicly update or revise any forward- looking statements, whether as a result of new information, future events, or otherwise. Readers are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties, and that actual results may differ materially from those indicated in the forward- looking statements as a result of various factors. Readers are cautioned not to place undue reliance on these forward-looking statements.




                       COMMUNITY CAPITAL BANCSHARES, INC.
                                AND SUBSIDIARIES
                     CONSOLIDATED BALANCE SHEETS (Unaudited)
                             March 31, 2006 and 2005

                   Assets                               2006              2005

Cash and due from banks                            $  6,732,159     $  5,003,599
Federal funds sold                                    6,645,636             --
Securities available for sale, at
 fair value                                          43,812,587       44,773,864

Loans                                               253,317,298      149,566,330
Less allowance for loan losses                        3,300,692        1,629,232
          Loans, net                                250,016,606      147,937,098

Premises and equipment                                8,217,362        6,103,674
Goodwill and other intangible assets                  2,604,779        2,651,408
Other assets                                         11,941,630       10,079,543

                                                   $329,970,759     $216,549,186

Liabilities and Stockholders' Equity

Deposits
    Noninterest-bearing                            $ 21,704,879     $ 18,996,510
    Interest-bearing                                251,943,796      132,007,732
          Total deposits                            273,648,675      151,004,242
Other borrowings                                     29,124,000       38,200,018
Other liabilities                                     1,729,971          756,932
          Total liabilities                         304,502,646      189,961,192


Total stockholders' equity:                          25,468,113       25,587,994
                                                   $329,970,759     $215,549,186

                       COMMUNITY CAPITAL BANCSHARES, INC.
                                AND SUBSIDIARIES
                        CONSOLIDATED STATEMENTS OF INCOME
                                   (Unaudited)

                                                           Three months ended
                                                               March 31,
                                                          2006            2005
Interest income
  Loans                                               $4,829,757      $2,366,957
  Investments                                            653,029         492,002
          Total interest income                        5,482,786       2,858,959

Interest expense
  Deposits                                             2,118,829         700,630
  Other borrowed money                                   538,232         233,078
          Total interest expense                       2,657,061         933,708

          Net interest income                          2,825,725       1,925,251
Provision for loan losses                                479,000         180,000
          Net interest income after
           provision for loan losses                   2,346,725       1,745,251

Other income
  Service charges on deposit accounts                    311,953         216,256
  Other operating income                                 340,359         162,967
          Total other income                             652,312         379,223

Other expenses
  Salaries and employee benefits                       1,426,552         861,338
  Equipment and occupancy expenses                       316,775         277,098
  Other operating expenses                             1,023,903         678,768
          Total other expenses                         2,767,230       1,817,204

          Income before income taxes                     231,807         307,270

          Income tax expense                              72,957          93,743

          Net income                                  $  158,850      $  213,527

Basic earnings per share                              $     0.05      $     0.07

Diluted earnings per share                            $     0.05      $     0.07

SOURCE  Community Capital Bancshares Inc.
    -0-                             05/12/2006

/CONTACT: David J. Baranko, Chief Financial Officer of Community Capital Bancshares, 229-446-2201; or Andy Mus, Vice President of Marsh
Communications LLC, 404-327-7662/

/Web site:  http://www.comcapbancshares.com /
(ALBY)